Exhibit 8.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

  October 30, 2026

Dana Incorporated

3939 Technology Drive

Maumee, Ohio 43537

Ladies and Gentlemen:

We have acted as counsel to Dana Incorporated, a Delaware corporation (“Dana”), in connection with the proposed business combination to be effected pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2026, by and among Dana, Eaton Corporation plc, an Irish public limited company (“Eaton”), Eaton Corporation, a corporation registered in the State of Ohio (“Eaton Ohio”), Mobility (USA) Corporation, a Delaware corporation (“SpinCo”), and Atlas Mobility Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of SpinCo (“Atlas Merger Sub”) and the Letter Agreement by and between Eaton, Eaton Ohio, Eaton Capital Unlimited Company, an Irish public unlimited company, SpinCo, Atlas Merger Sub, and Dana, dated as of October 16, 2026 regarding the two-step merger structure (the “Second Letter Agreement”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement and Second Letter Agreement.

At your request, and in connection with the filing of the registration statement of SpinCo on Form S-4, initially filed on October 19, 2026 with the Securities and Exchange Commission, as amended or supplemented through the date hereof (the “S-4 Registration Statement”), which includes the proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax matters.

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In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Transaction Documents1; (iii) the Registration Statements2; (iv) the statements and representations made by or on behalf of Dana, Eaton, SpinCo, Atlas Merger Sub, and a newly formed and/or preexisting Delaware limited liability company that is, or will be, a direct, wholly owned subsidiary of SpinCo (“Merger Sub II”) in the officer’s certificates of Dana and Eaton, dated as of the date hereof, and delivered to us for purposes of rendering this opinion (the “Tax Representation Letters”); and (iv) such other documents, information, and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed (without any independent investigation or review thereof), with your permission, that: (1) all parties to the Merger Agreement, the Second Letter Agreement, and any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement, the Second Letter Agreement, and such other documents; (2) the Mergers and the other transactions described in the Merger Agreement, the First Letter Agreement, and the Second Letter Agreement will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, the First Letter Agreement, and the Second Letter Agreement and, in each case, the documents referenced therein, without the waiver or modification of any such terms or conditions, and as described in the Registration Statements; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Dana, Eaton, SpinCo, Atlas Merger Sub, and Merger Sub II in the Merger Agreement and the Second Letter Agreement and, in each case, the documents referenced therein, the Registration Statements, and the Tax Representation Letters are true, correct, and complete as of the date hereof and, at all times up to the Second Merger Effective Time, will continue to be true, correct, and complete; (4) all facts, information, statements, covenants, representations, warranties, and agreements made (or agreed to) by or on behalf of Dana, Eaton, SpinCo, Atlas Merger Sub, and Merger Sub II in the Merger Agreement and the Second Letter Agreement and, in each case, the documents

[1]

“Transaction Documents” means (i) the Merger Agreement, (ii) the Separation and Distribution Agreement, the Royal Precision Purchase Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Real Estate Matters Agreement, the Transition Services Agreement, the Confirmation of Intellectual Property Assignment, the Intellectual Property Cross-License Agreement, and the Trademark License Agreements, (iii) the Letter Agreement by and between Dana and Eaton, dated as of July 27, 2026 regarding the share buyback consent request (the “First Letter Agreement”), (iv) the Second Letter Agreement, and (v) any agreement entered into, or to be entered into, in connection with any of the foregoing and, in each case, including all annexes, exhibits, schedules, attachments, and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to the Merger Agreement or any of the foregoing.

[2]

“Registration Statements” mean the SpinCo registration statement on Form S-4/S-1, initially filed on October 19, 2026 with the Securities and Exchange Commission, as amended or supplemented through the date hereof and the S-4 Registration Statement.

referenced therein, the Registration Statements, and the Tax Representation Letters that are qualified by knowledge, intention, expectation, belief, materiality, or comparable qualification are and, at all times up to the Second Merger Effective Time, will continue to be true, correct, and complete as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is in fact no plan, intention, understanding, or agreement and, at all times up to and including the Second Merger Effective Time, there will be no plan, intention, understanding, or agreement; and (6) Dana, Eaton, SpinCo, Atlas Merger Sub, Merger Sub II, and all other relevant persons will report the Mergers for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, correct, and complete at the time made and will continue to be true, correct, and complete at all times up to the Second Merger Effective Time and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the Second Letter Agreement and, in each case, the documents referenced therein or as described in the Registration Statements, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the Treasury Regulations promulgated thereunder, case law, and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing and the assumptions, exceptions, limitations, and qualifications set forth herein and in the S-4 Registration Statement, we are of the opinion that:

1.	the Merger and the Second Merger, taken together, will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

2.

U.S. holders (as defined in the S-4 Registration Statement) of Dana common stock (as defined in the S-4 Registration Statement) will not recognize gain or loss, and will not include any amount in income for U.S. federal income tax purposes, upon the receipt of SpinCo common stock (as defined in the S-4 Registration Statement) pursuant to the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of SpinCo common stock (which is discussed further below);

3.

the aggregate tax basis in the shares of SpinCo common stock received by a U.S. holder of Dana common stock pursuant to the Merger (including fractional shares deemed received) will be equal to such holder’s aggregate tax basis in its Dana common stock surrendered in exchange for the SpinCo common stock;

4.

a U.S. holder’s holding period for the SpinCo common stock received in the Merger (including fractional shares deemed received) will include the holding period for the Dana common stock surrendered in the Merger;

5.

a U.S. holder that acquired different blocks of shares of Dana common stock at different times or at different prices should consult its tax advisors regarding the determination of its adjusted basis in, and its holding period of, shares of SpinCo common stock received in the Merger; and

6.

a U.S. holder that receives cash in lieu of a fractional share of SpinCo common stock generally will be treated as having received a fractional share pursuant to the Merger and then as having sold such fractional share for cash and, accordingly, will recognize gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the portion of the holder’s aggregate adjusted basis in the Dana common stock surrendered which is allocable to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for its Dana common stock, as described above, exceeds one year at the effective time of the Merger.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Mergers. We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Transaction Documents and the Registration Statements other than the opinion set forth above. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished to you solely for your use in connection with the filing of the S-4 Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. This opinion is based on facts and circumstances existing on the date hereof and is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the S-4 Registration Statement and to the references to this opinion in the S-4 Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP